Exhibit 16.1

13 October 2010

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Re:          Timberjack Sporting Supplies, Inc.
                Commission File No. 000-52352

Dear Sir/Madam:

We have read the statements set forth by Timberjack Sporting Supplies, Inc. (the “Company”) in Item 4.01(a) regarding the dismissal of Conner & Associates, PC on 29 September 2010, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K/A, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC
NEWTOWN, PENNSYLVANIA
13 October 2010